Exhibit 99(c)
                           PRESS RELEASE


FOR IMMEDIATE RELEASE
FRIDAY
MAY 2, 1997
CONTACT PERSON:         STACY DUCKETT, VICE PRESIDENT
                        CORPORATE COMMUNICATIONS
                        (501) 688-8229


            TCBY ANNOUNCES NEW INTERNATIONAL DEVELOPMENT
                             IN EUROPE



LITTLE ROCK, AR - FRIDAY  (MAY 2, 1997) - TCBY  ENTERPRISES,
INC. (NYSE:TBY) today announced it has executed a development agreement for Germany, Belgium and Luxembourg. TCBY now has development agreements in over 60 foreign countries.

P. Karsten Horeca - Franchise B.V. will be responsible for the development of the "TCBY"(Registered) brand throughout these countries through franchising and retail distribution. This company is also the master franchisee for TCBY for The Netherlands.

The Karsten Group is a very successful Dutch company involved in franchising and food distribution for many years. Their primary business is the wholesale distribution of food products throughout The Netherlands and the operation of the Amax and A-Market supermarket chains. The Karsten Group has recently begun offering their customers co-brand franchise concepts including TCBY, Pizza Hut, Kentucky Fried Chicken, Kelly's Restaurant, and others.

A minimum of 50 stores will be developed within these countries over the next five years. The Company did not disclose the specific terms of the agreement.

"TCBY feels that the Karsten Group is an ideal master franchisee for developing our concept in Germany, Belgium and Luxembourg. This will provide great continuity to our development in this part of Europe." said Hartsell Wingfield, President of TCBY International.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the world's largest manufacturer-franchisor of frozen yogurt. The Company, through subsidiaries, develops locations and products under the "TCBY"(Registered) and Juice Works(Registered) brands.

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